Exhibit 99.1

Two Harbors Investment Corp. Announces

Certain Adjustments to its Warrants

New York, April 2, 2013 – Two Harbors Investment Corp. (NYSE: TWO; NYSE MKT: TWO.WS) today announced certain adjustments to the terms of its outstanding warrants as a result of its previously-announced special dividend of shares of Silver Bay common stock to Two Harbors stockholders of record as of April 2, 2013 (the “Silver Bay stock dividend”).

As previously announced, under the terms of the Warrant Agreement governing the warrants to purchase shares of the company’s common stock, the declaration of the Silver Bay stock dividend by the company triggered an adjustment to (1) the exercise price per share payable upon exercise of the warrants (previously, $11.00 per warrant share), and (2) the number of shares of company common stock issuable upon exercise of the warrants and payment of the exercise price therefore (previously, one share of common stock per warrant share exercised). As a result, the exercise price is now $10.25 per warrant share and, upon exercise of their warrants, warrant holders will receive 1.0727 shares of the company’s common stock for each warrant exercised.

The warrant adjustments will apply only to warrants outstanding as of the closing of business on April 2, 2013. As of April 2, 2013, approximately 4.8 million warrants remained outstanding. The warrants expire on November 7, 2013.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 601 Carlson Parkway, Suite 1400, Minnetonka, MN 55305, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.